Exhibit 99.1
Contact: Paul Colasono, CFO	Franklin Credit Management Corporation
(201) 604-4402
pcolasono@franklincredit.com

FRANKLIN CREDIT MANAGEMENT RESCHEDULES TODAY’S INVESTOR CONFERENCE CALL

NEW YORK, May 16, 2007 -- Franklin Credit Management Corporation (NASDAQ Global Market: FCMC - News), a specialty consumer finance company primarily engaged in the acquisition, origination, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, today announced that the first quarter investor conference call, previously scheduled for today at 2:00 p.m. Eastern Time (EDT) has been rescheduled to Tuesday, May 22, 2007 at 2:00 pm EDT.

The Company noted that unforeseen scheduling conflicts require the postponement of the call until next Tuesday.

The Company will host an investor conference call to discuss first quarter results Tuesday , May 22, 2007, at 2:00 p.m. Eastern Time (EDT). Shareholders and other interested parties may participate in the conference call by dialing 888-459-5609 (international participants dial 973-321-1024), and referencing the conference ID 8799867 a few minutes before 2:00 p.m. EDT, May 22, 2007. The call will also be broadcast live on the Internet at http://www.videonewswire.com/event.asp?id=39837.  A replay of the call will be available through May 29, 2007 by dialing 877-519-4471 (international callers dial 973-341-3080), and the replay Access Code is 8799867. The call will also be archived on the Internet through August 20 2007, at http://www.videonewswire.com/event.asp?id=39837 and on the Company's website at www.franklincredit.com.

About Franklin Credit Management Corporation

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in two related lines of business -- the acquisition, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans; and the origination of non-prime mortgage loans for the Company's portfolio and for sale into the secondary market. Franklin focuses on acquiring and originating loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The Company typically purchases loan portfolios at a discount to the unpaid principal balance and originates loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originates non-prime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and generally holds for investment the loans acquired and a significant portion of the loans originated. The Company's executive offices are headquartered in New York City and its new administrative and operations office is located in Jersey City, New Jersey. Additional information on the Company is available on the Internet at www.franklincredit.com. Franklin's common stock is listed on the NASDAQ Global Market under the symbol "FCMC".